FOR IMMEDIATE RELEASE

Contact:
John H. Dahly
Executive Vice President, Chief
Financial Officer, Secretary and
Treasurer
920-208-4107

FRESH BRANDS REPORTS SECOND QUARTER OPERATING RESULTS
Comparable Store Sales Increase of 6.3% During the Second Quarter

SHEBOYGAN, WI, August 10, 2004, 7:00 A.M. Fresh Brands, Inc. (Nasdaq: FRSH) today reported its results of operations for its second fiscal quarter ended July 17, 2004.

Net sales for the second quarter of 2004 were $163.2 million, an increase of $23.7 million, or 17.0%, compared to the second quarter of 2003. Income from continuing operations was $0.1 million compared to $2.1 million for the same period in 2003. Income from continuing operations per diluted share was $0.02 for the second quarter of 2004, compared to $0.41 for the second quarter of 2003.

The increase in sales was primarily the result of the adoption of FIN 46R in the first quarter of 2004, which required the Company to include 16 of its franchise entities in its consolidated financial statements. The inclusion of these FIN 46R entities increased the Company’s net sales by $14.5 million. Net sales also increased by $9.5 million as a result of a corporate comparable company store sales increase of 7.1%, the opening of a new Piggly Wiggly supermarket in Racine, Wisconsin in September 2003 and the opening of a new Dick’s supermarket in Maquoketa, Iowa in January 2004. Comparable store sales for the Company’s owned and franchised supermarkets increased 6.3% in the second quarter of 2004, compared to the second quarter of 2003.

“Our strong increase in comparable store sales shows that our continued intensive promotional activities and reemphasis on our in-store value proposition are working,” said Louis Stinebaugh, Fresh Brands’ President and Chief Operating Officer. “As expected, our customers are responding to our new strategic focus. We believe that we are still on course to realize the full benefits of our efforts beginning in 2005. In addition, competitive store closings in several of our markets helped drive our comparable store sale increases during our second quarter.”

For the first two quarters of 2004, net sales were $359.5 million, a 15.6% increase over the sales of $310.9 million for the prior year. The Company realized a loss from continuing operations of $0.8 million, or $(0.16) per diluted share, for the first two quarters of 2004 compared to income from continuing operations of $4.6 million, or $0.90 per diluted share, for the same period last year.

During the second quarter of 2004, we completed the closure of 5 corporate stores in May 2004 and entered into agreements to sell our 3 remaining corporate Piggly Wiggly stores in Illinois. We will continue to supply two of these stores as franchise Piggly Wiggly supermarkets. The $2.2 million loss from discontinued operations, or $(0.46) per diluted share, reflects the closure costs and operating losses related to these stores. In connection with the sale of the two stores that we will continue to supply as wholesale customers, we have recognized after-tax impairment charges of $0.8 million that are included in continuing operations.

“Our decision to sell these stores is consistent with our renewed focus on our consistently profitable wholesale business,” said Stinebaugh. “We will continue to evaluate our corporate supermarkets to determine whether they could be more effectively operated as franchised supermarkets.”

Wholesale sales for the second quarter of 2004 decreased $2.1 million, or 1.8%, compared to the second quarter of 2003. The decrease primarily reflects the impact of closing the 5 corporate stores in May 2004, offset substantially by the impact of adding two new wholesale customers. Late in the first quarter of 2004, the Company began supplying a new customer that operates four franchised supermarkets. Annualized net wholesale sales to this customer are expected to be approximately $10 million. In May 2004, the Company also began supplying a new single store customer. Annualized net wholesale sales to this customer are expected to be approximately $3 million.

Gross margin for the second quarter was 20.5%, an increase of 1.3%, compared to the gross margin of 19.2% during the second quarter of 2003. As noted above, the adoption of FIN 46R resulted in the inclusion of 16 franchised supermarkets which have higher gross margins than the Company’s wholesale segment. The inclusion of these FIN 46R entities increased the Company’s gross margin by 2.4% during the second quarter of 2004. Excluding the impact of the FIN 46R entities, the Company’s gross margin decreased by 1.1% due to increased promotional costs that are part of the Company’s efforts to improve its results of operations through focusing on the Company’s in-store value proposition and reductions in certain manufacturer allowances. “As expected, our gross margin decreased during the second quarter as a result of the implementation of our new strategic focus,” said John Dahly, Fresh Brands’ Chief Financial Officer. “We continue to believe that this new focus should ultimately lead to increased earnings through continued increases in sales.”

The Company’s selling, general and administrative expenses as a percent of sales during the second quarter of 2004 were 19.8%, an increase of 3.3%, compared to 16.5% during the second quarter of 2003. This increase was primarily due to the inclusion of the 16 FIN 46R entities that increased the Company’s selling, general and administrative expenses as a percent of sales by approximately 2.1% during the second quarter of 2004. Excluding the impact of the FIN 46R entities, the Company’s operating expense rate increased by 1.2%.

The following are the additional items that impacted the Company’s earnings from continuing operations in the second quarter of 2004, compared to the second quarter of 2003:

•	impairment charges of $1.3 million ($0.8 million after-tax) related to the decision to sell the two corporate Piggly Wiggly stores referred to previously;

•	additional charges of $0.2 million ($0.1 million after-tax) related to potentially uncollectible franchisee accounts receivables related to some of the same supermarkets for which the Company has taken similar charges in the past several quarters;

•	additional professional fees of $0.3 million ($0.2 million after-tax) associated primarily with the implementation of the requirements of the Sarbanes-Oxley Act; and

•	additional depreciation and amortization expense of $0.5 million ($0.3 million after-tax) primarily resulting from the capital expenditures and capital leases incurred last year.

“As expected, we incurred significant losses and charges during the wind-down and closing of the 5 corporate supermarkets in May 2004 and with our decision to sell our corporate Piggly Wiggly stores in Illinois,” said John Dahly. “During the second quarter, we also recorded significant charges associated with the potentially uncollectible receivables from several of our franchised supermarkets that continue to experience intense competitive challenges in their marketplaces. However, we are starting to see improved performances in several of these operations as the benefits of the increased sales volumes are starting to take hold. We currently do not expect any additional supermarket closures during 2004 because we believe that our plans to turn around the performance of these supermarkets will continue to significantly improve these supermarkets’ performance throughout 2004.”

“From a liquidity perspective, the benefits from closing these stores and our continuing efforts to manage our inventory levels are being reflected in reduced borrowing levels. Our revolving loan balance is $16.5 million as of July 17, 2004 compared to $26.8 million at the end of the second quarter last year. We expect further decreases in our borrowings as we move forward without the significant noncash charges and continue to closely manage our capital expenditures.”

Impact of the Adoption of FIN 46R (Consolidation of Variable Interest Entities)

As noted above, the Company adopted FIN 46R in the first quarter of 2004. Under certain circumstances, FIN 46R can require financial statement consolidation of entities even if neither company owns any equity interest in the other. Specifically, FIN 46R requires companies to consider whether entities, in which they have financial interests, lack “sufficient equity at risk” to permit that entity to finance its activities without additional subordinated financial support. FIN 46R requires an entity that lacks sufficient equity interest to be consolidated with the entity that would absorb the majority of its losses.

The Company has historically provided credit enhancements to certain of its franchisees, primarily in the form of lease and sublease arrangements and loan guarantees. Some of the Company’s franchisees lack “sufficient equity at risk,” as defined in FIN 46R. Because the Company, under FIN 46R is deemed to be likely to absorb the majority of any losses of 16 of such franchisees, FIN 46R requires the Company to consolidate the financial statements of these 16 of its franchises into the Company’s consolidated financial statements.

The adoption of FIN 46R had the following effects on the Company’s consolidated statement of operations through the end of the second quarter (in thousands):

	Consolidated Franchisees	Eliminations Upon Consolidation	Net Impact
Sales	$60,331	$(29,846)	$30,485
Income from operations	117	764	881
Interest expense, net	(632)	(111)	(743)
Minority interest in earnings of consolidated franchises	(64)	--	(64)
Income from continuing operations	$(579)	$653	$74

“We expect FIN 46R to similarly affect our financial results for the remainder of 2004,” said Dahly. “Despite having these effects on our consolidated financial statements, the adoption of FIN 46R has no impact on our cash flow, the financial covenants in our revolving credit agreement or the business or legal relationships between us and our franchisees.”

Conference Call Information

Fresh Brands’ management will discuss the items disclosed in this press release in a conference call on August 10 at 1:00 P.M. central time (2:00 P.M. eastern time). The call can be accessed by dialing 1-800-640-9765 (leader is Mr. Louis Stinebaugh).

Fresh Brands, Inc. is a supermarket retailer and grocery wholesaler through corporate-owned retail, franchised and independent supermarkets. The corporate-owned and franchised retail supermarkets currently operate under the Piggly Wiggly® and Dick’s® Supermarkets brands. Fresh Brands currently has 77 franchised supermarkets, 24 corporate-owned supermarkets and 2 corporate-owned convenience stores, all of which are served by two distribution centers and a centralized bakery/deli production facility. Supermarkets are located throughout Wisconsin and northern Illinois. For more information, please visit the Company’s corporate web site at www.fresh-brands.com or its consumer web sites and www.shopthepig.com and www.dickssupermarkets.com.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed in this press release are “forward looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements can generally be identified as such because the context of the statement will include words such as we believe, anticipate, expect or words of similar import.  Similarly, statements that describe our future plans, objectives, strategies or goals are also forward-looking statements.  Specifically, forward looking statements include statements about: (a) expectations that we will not close additional supermarkets in 2004; (b) anticipated increases in our future sales due to our new customers; (c) expectations regarding our future gross margin and balance under our revolving credit facility; (d) the anticipated impact of FIN 46R on our financial results during the remainder of 2004; (e) expectations regarding the timing of our realization of the full benefits of our certain aspects of our new strategic focus; and (f) expectations that our new strategic focus will lead to increased earnings.  Such forward looking statements are subject to certain risks and uncertainties that may materially adversely affect our anticipated results.  Such risks and uncertainties include, but are not limited to, the following: (1) our increasing capitalized lease and franchise guarantee amounts; (2) the presence of intense competitive market activity in our market areas, including competition from warehouse club stores and deep discount supercenters; (3) the restrictions imposed on us by our revolving credit facility, including restrictions on our ability to enter into additional franchisee guarantees, pay dividends or repurchase our stock; (4) the potential loss of wholesale sales of franchised customers who sell their supermarkets to operators who may not want to operate the supermarkets as our franchisees; (5) the cost advantages that our competitors have as a result of their larger purchasing power and, in many cases, non-union workforces; (6) our ability to identify and convert new franchisee supermarkets; (7) our continuing ability to obtain reasonable vendor marketing funds for promotional purposes; (8) our ability to continue to recruit, train and retain quality franchise and corporate retail supermarket operators; (9) the potential recognition of additional repositioning charges resulting from potential closures, conversions and consolidations of additional retail supermarkets due principally to the competitive nature of the industry and to the quality of our retail supermarket operators; (10) the potential recognition of additional reserves and/or write-offs relating to accounts receivable from our franchise operators; (11) the vacancy in our chief executive officer position; (12) the cost and results of our new business information technology systems replacement project; and (13) the costs to implement the Sarbanes-Oxley Act of 2002.  Shareholders, potential investors and other readers are urged to consider these risks carefully in evaluating the forward looking statements made herein and are cautioned not to place undue reliance on such forward looking statements.  The forward looking statements made herein are only made as of the date of this press release and we disclaim any obligation to publicly update such forward looking statements to reflect subsequent events or circumstances.

Fresh Brands, Inc.
Consolidated Statement of Operations
(Unaudited)

	For the 12-weeks ended		For the 28-weeks ended
(in thousands, except per share data)	July 17, 2004	July 12, 2003	July 17, 2004	July 12, 2003
Net sales	$163,157	$139,464	$359,543	$310,900
Cost of products sold	129,762	112,664	283,841	249,748

Gross profit	33,395	26,800	75,702	61,152
Selling and administrative expenses	29,596	21,176	68,269	48,459
Depreciation and amortization	2,705	1,773	6,393	4,186

Operating income	1,094	3,851	1,040	8,507
Interest expense, net	589	447	1,593	1,033
Interest expense of consolidated franchises	264	--	632	--
Minority interest in income (losses)	114	--	64	--

Earnings (loss) from continuing operations	127	3,404	(1,249)	7,474
before income taxes
Income tax provision (benefit)	50	1,327	(451)	2,904

Income (loss) from continuing operations	77	2,077	(798)	4,570
Discontinued operations	(2,245)	(429)	(2,928)	(995)
Cumulative effect of accounting change	--	--	(136)	--

Net income (loss)	$(2,168)	$1,648	$(3,862)	$3,575

Earnings (loss) per share - basic:
Income from continuing operations	$0.02	$0.41	$(0.16)	$0.91
Loss from discontinued operations	$(0.46)	$(0.08)	$(0.60)	$(0.20)
Cumulative effect of accounting change	--	--	$(0.03)	--
Net income (loss)	$(0.44)	$0.33	$(0.79)	$0.71
Earnings (loss) per share - diluted:
Income from continuing operations	$0.02	$0.41	$(0.16)	$0.90
Loss from discontinued operations	$(0.46)	$(0.08)	$(0.60)	$(0.20)
Cumulative effect of accounting change	--	--	$(0.03)	--
Net income (loss)	$(0.44)	$0.33	$(0.79)	$0.70
Weighted average shares outstanding:
Basic	4,914	5,035	4,913	5,048
Diluted	4,914	5,063	4,913	5,081

Fresh Brands, Inc.
Operating Segment Information
(Unaudited)

	For the 12-weeks ended				For the 28-weeks ended
(in thousands)	July 17, 2004		July 12, 2003		July 17, 2004		July 12, 2003
Sales
Wholesale	$114,665		$116,749		$259,871		$260,942
Corporate Retail	69,965		60,427		156,155		138,137
Franchise Retail	27,796		--		60,331		--
Intersegment eliminations	(49,269)		(37,712)		(116,814)		(88,179)

Total	163,157		139,464		359,543		310,900

Operating Profit
Wholesale	1,018	0.89%	2,688	2.30%	1,920	0.74%	6,440	2.47%
Corporate Retail	(150)	(0.2%)	1,163	1.92%	(997)	(0.64%)	2,067	1.50%
Franchise Retail	226	0.81%	--	--	117	0.19%	--	--

Total	1,094	0.67%	3,851	2.76%	1,040	0.29%	8,507	2.74%

Wholesale Segment
Operating Profit before
allocations and eliminations	1,007	0.88%	3,995	3.42%	1,749	0.67%	9,791	3.75%
Allocation to corporate retail
segment	(321)	(0.28%)	(1,307)	(1.12%)	(594)	(0.23%)	(3,351)	(1.28%)
Elimination of adjustments
related to franchise retail
segment	332	0.29%	--	--	765	0.29%	--	--

Operating Profit	1,018	0.89%	2,688	2.30%	1,920	0.74%	6,440	2.47%

Corporate Retail Segment
Operating Profit before
allocations and eliminations	(471)	(0.67%)	(144)	(0.24%)	(1,591)	(1.02%)	(1,284)	(0.93%)
Allocation to corporate retail
segment	321	0.46%	1,307	2.16%	594	0.38%	3,351	2.43%

Operating Profit	(150)	(0.21%)	1,163	1.92%	(997)	(0.64%)	2,067	1.50%

Franchise Retail Segment

Operating Profit	$226	0.81%	$--	--	$117	0.19%	$--	--

Note to Financial Schedules

Discontinued operations. The discontinued operations for 2004 and 2003 include the operating results of the five underperforming corporate stores that were closed in May 2004 and one of the Illinois stores that is to be sold that the Company will no longer be supplying. The 2003 discontinued operations also included the corporate store that was closed in December 2003.

Fresh Brands, Inc.
Consolidated Balance Sheets

(Subject to reclassifications)
(in thousands)	July 17, 2004 (Unaudited)	January 3, 2004 Pro Forma (1) (Unaudited)	January 3, 2004
Assets
Current assets:
Cash and equivalents	$10,908	$6,375	$6,260
Receivables, net	10,441	10,690	12,520
Inventories	35,263	40,574	33,675
Land and building held for resale	391	4,926	4,926
Other current assets	10,220	10,173	10,781

Total current assets	67,223	72,738	68,162

Noncurrent receivable under capital subleases	23,233	23,947	33,296
Property and equipment, net	37,045	39,995	31,233
Property under capital leases, net	34,854	31,626	22,453
Goodwill	21,455	21,455	20,280
Other noncurrent assets	6,490	5,815	6,264

Total assets	190,300	195,576	181,688

Liabilities and Shareholders' Investment
Current liabilities:
Accounts payable	33,684	38,852	36,251
Accrued liabilities	17,752	14,629	12,785
Current obligations under capital leases	2,600	2,367	2,367
Current maturities of debt	2,301	2,564	316

Total current liabilities	56,337	58,412	51,719

Long-term capital lease obligations	61,749	58,857	58,857
Revolving line of credit	16,500	17,150	17,150
Other long-term debt	8,099	9,488	677
Other noncurrent liabilities	510	786	2,777
Minority interests	416	511	--
Shareholders' investment	46,689	50,372	50,508

Total liabilities and shareholders' investment	$190,300	$195,576	$181,688

(1)     The proforma balances reflect the inclusion of the consolidated franchise balances and eliminations as if FIN 46R was adopted as of January 3, 2004.